News
For Immediate Release	Contact:
August 7, 2014	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES ACHIEVES EARNINGS PER SHARE OF $0.94 FROM CONTINUING OPERATIONS, UP 49% FOR SECOND QUARTER
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Reported Earnings per Share from Continuing Operations were $0.48, Including Special Items Associated with the Acquisition of AMCOL International
 ----------
Acquisition Highly Accretive to Earnings
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Highlights:

•	Strong Cash Flows of $92 Million
•	Operating Income, Excluding Special Items, was $54.8 Million
•	Double-Digit Operating Margins in All Segments
•	Synergies Ahead of Target; Integration Tracking Well
•	Introduction of NewYield™ Integrated Process Technology Platform

NEW YORK, August 7, 2014—Minerals Technologies Inc. (NYSE: MTX) today reported record second quarter diluted earnings per common share of $0.94 from continuing operations, a 49-percent increase over the $0.63 recorded in the same period in 2013.
"Minerals Technologies posted strong financial performance in the second quarter with solid contributions from all five segments, as well as the synergies gained in the first 52 days of our ownership of the former AMCOL," said Joseph C. Muscari, chairman and chief executive officer. "The acquisition is highly accretive; earnings per share, excluding special items related to acquisition costs, increased by 49 percent. We remain on track to achieve $50 million in synergies in the first two years."

Worldwide net sales in the second quarter increased 64 percent to $421.1 million from $256.8 million in the same period of 2013 and include only 52 days of activity from the acquired AMCOL business.
Income from operations, excluding special items, was $54.8 million, a 69 percent increase over the second quarter of 2013 and represented 13.0 percent of sales. The operating margin expansion occurred despite additional depreciation and amortization costs associated with the acquired business. Income from operations, as reported, was $35.8 million.
The special items incurred in the second quarter related to the acquisition were transaction and integration costs of $7.3 million, non-recurring inventory step-up charges of $5.6 million, severance-related restructuring costs of $6.0 million and debt extinguishment costs of $5.8 million. The combined effect of these non-recurring items reduced earnings by $0.46 per share.
The Company's cash flow from operations was very strong in the second quarter at approximately $92 million and cash and short-term investments were $208 million.
As a result of the acquisition, which was completed on May 9, 2014, Minerals Technologies now has five reportable segments: Specialty Minerals, Refractories, Performance Materials, Construction Technologies, and Energy Services.
Second quarter worldwide sales in the Specialty Minerals segment, which includes the precipitated calcium carbonate (PCC) and Processed Minerals product lines, were flat with the same period in 2013. Operating income for the segment increased 4 percent to $26.1 million—a record quarter for that segment—and was 15.5 percent of sales. Reported operating income was $23.9 million as restructuring charges of $2.2 million were recorded in the quarter.
Worldwide net sales of PCC, which is used primarily in the manufacturing processes of the paper industry, decreased 2 percent to $133.1 million in the quarter. Paper PCC sales decreased 3 percent to $115.2 million from the same period in the prior year, primarily as a result of paper capacity grade realignments in North America.
"During the quarter, MTI began operation of a 22,000 ton-per-year satellite PCC plant at a paper mill in Henan Province, China, owned by Henan Jianghe Paper Co., Ltd., and signed an agreement with Zhejiang Zhengda Paper Group Co. Ltd. for a 50,000 ton-per-year satellite PCC facility that will produce coating grade PCC for packaging in Zhejiang Province, China," said Mr. Muscari. "The coating satellite plant is noteworthy because it is our first on-site satellite plant to produce PCC for the coated packaging market—a new market opportunity."
Mr. Muscari continued: "This week we also announced the introduction of a new, breakthrough technology that converts a specific paper and pulp mill waste stream into a functional pigment for filling paper. Called NewYield™ Integrated Process Technology, this advancement eliminates the cost of environmental disposal and remediation of certain waste streams to papermakers, while providing them with a useable filler product."
The company also recently announced a new commercial agreement for FulFill® High Filler Technology in North America. This agreement is the company's seventeenth around the world and the fifth in North America. Minerals Technologies continues to be actively engaged with 20 other paper mills around the world to deploy the technology.
Net sales of Processed Minerals products increased 6 percent to $34.8 million in the second quarter of 2014. Talc volumes increased 10 percent and Ground Calcium Carbonate volumes increased 7 percent.
Net sales in the Refractories segment in the second quarter of 2014 increased 4 percent to $91.6 million.  Sales of refractory products and systems to steel and other industrial applications grew 2 percent to $68.5 million due primarily to stronger sales in Europe. Sales of metallurgical products increased 8 percent to $23.1 million in the second quarter of 2014 due to higher volumes in both North America and Europe.
The Refractories segment recorded operating income increased 26 percent to $10.7 million and was 11.7 percent of sales. The growth in operating income was primarily due to an improved performance in Europe, increased wire sales, improved productivity and the favorable effect of foreign exchange. Reported operating income was $10.1 million as severance-related restructuring charges of $0.6 million were recorded in the quarter.
Late in July, the Refractories business unit announced that it had signed a three-year agreement with Bhushan Steel Ltd. of India, to provide cost-per-ton (CPT) steel refractory maintenance for two of Bhushan's Basic Oxygen Furnaces (BOF) at its new steel-making facility in Angul, India. The service system MTI will provide includes deployment of an application team, supervision and application equipment.  This is the first CPT contract Minteq has signed in India.
The next three segments reflect the sales and operating income of the acquired business segments for only a partial quarter of 52 days following the May 9, 2014 closing of the acquisition.
Sales in the Performance Materials segment were $75.8 million for the 52 days following the acquisition. The Metalcasting product line had sales of $39.4 million for the partial quarter. Sales in Household, Personal Care and Specialty products were $23.4 million. Basic Minerals and other products generated sales of $13.0 million. Operating income, excluding special items, was $9.1 million and represented 12.0 percent of sales. Reported operating income was $4.3 million as non-recurring inventory step-up charges of $3.6 million and severance-related restructuring charges of $1.2 million were recorded in the quarter. Sales and operating income in the quarter were negatively affected by railcar shortages in the company's operations in the Western United States.
In June, the company began operation of a new Metalcasting blending plant in Shell Rock, Iowa.  This state-of-the-art facility will blend materials the company mines in Wyoming and Alabama into formulations to meet customers' specific needs.
Sales in Construction Technologies segment were $37.2 million for the partial quarter. Environmental Products contributed $17.3 million in sales and Building Materials and other products had sales of $19.9 million. Operating income, excluding special items, was $3.8 million and represented 10.2 percent of sales. Reported operating income was $0.6 million as non-recurring inventory step-up charges of $2.0 million and severance-related restructuring charges of $1.1 million were recorded in the quarter.
The Energy Services segment generated sales of $48.6 million for the 52 days. Operating income for the partial period, excluding special items, was strong at $6.9 million and 14.2 percent of sales due to several highly profitable water treatment filtration and well-testing projects in the quarter.  Reported operating income was $5.9 million as severance-related restructuring charges of $1.0 million were recorded in the quarter.
"The acquisition of AMCOL has transformed Minerals Technologies into a $2 billion company with extended global reach," said Mr. Muscari. "We are the world leader in PCC and bentonite, and we now have a broader, less cyclical product portfolio, which provides a deeper and even stronger foundation for geographic growth and new product innovation."

RESTRUCTURING
Minerals Technologies announced that it would undertake an initial restructuring program that will result in the permanent reduction of approximately 5 percent of its workforce. The company has taken a severance-related restructuring charge of $6 million in the second quarter. This restructuring will occur across all business segments of the company and is estimated to provide annualized savings of between $12 million to $15 million. The reductions, which will occur over the next twelve months, includes elimination of duplicate corporate functions, deployment of our shared service model and consolidation and alignment of various corporate functions and regional locations across the Company.

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Minerals Technologies will sponsor a conference call tomorrow, August 8, 2014 at 11 a.m. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.
This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2013 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.
For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	June 29,	Mar. 30,	June 30,	Prior		June 29,	June 30,
	2014	2014	2013	Qtr.	Prior Year	2014	2013	Prior Year

Net sales
Product sales	$372,472	$244,396	$256,844	52%	45%	$616,868	$507,357	22%
Service revenue	48,588	0	0	*	*	48,588	0	*
Total net sales	421,060	244,396	256,844	72%	64%	665,456	507,357	31%

Cost of sales
Cost of goods sold	285,034	189,084	197,995	51%	44%	474,118	392,625	21%
Cost of service revenue	33,307	0	0	*	*	33,307	0	*
Total cost of sales	318,341	189,084	197,995	68%	61%	507,425	392,625	29%

Production margin	102,719	55,312	58,849	86%	75%	158,031	114,732	38%

Marketing and administrative expenses	46,277	21,533	21,644	115%	114%	67,810	44,456	53%
Research and development expenses	6,242	5,094	4,826	23%	29%	11,336	9,644	18%
Amortization expense of intangible assets acquired	1,017	0	0	*	*	1,017	0	*
Acquisition related transaction and integration costs	7,343	5,101	0	44%	*	12,444	0	*
Restructuring and other charges	6,009	0	0	*	*	6,009	0	*

Income from operations	35,831	23,584	32,379	52%	11%	59,415	60,632	(2)%

Interest expense, net	(8,925)	(149)	(125)	*	*	(9,074)	(351)	*
Premium on early extinguishment of debt	(5,751)	0	0	*	*	(5,751)	0	*
Other non-operating income (deductions), net	(334)	(161)	(1,347)	*	*	(495)	(988)	*
Total non-operating deductions, net	(15,010)	(310)	(1,472)	*	*	(15,320)	(1,339)	*

Income from continuing operations before tax and equity in earnings	20,821	23,274	30,907	(11)%	(33)%	44,095	59,293	(26)%

Provision for taxes on income	3,472	7,003	8,221	(50)%	(58)%	10,475	16,267	(36)%
Equity in earnings of affiliates, net of tax	233	0	0	*	*	233	0	*

Income from continuing operations, net of tax	17,582	16,271	22,686	8%	(22)%	33,853	43,026	(21)%

Income (loss) from discontinued operations, net of tax	1,791	8	(4,947)	*	*	1,799	(5,683)	*

Consolidated net income	19,373	16,279	17,739	19%	9%	35,652	37,343	(5)%

Less: Net income attributable to non-controlling interests	867	664	619	31%	40%	1,531	1,467	4%

Net Income attributable to Minerals Technologies Inc. (MTI)	$18,506	$15,615	$17,120	19%	8%	$34,121	$35,876	(5)%

Weighted average number of common shares outstanding:

Basic	34,485	34,420	34,799			34,453	34,897
Diluted	34,792	34,680	35,031			34,736	35,141

Earnings per share attributable to MTI:

Basic:
Income from continuing operations attributable to MTI	$0.48	$0.45	$0.63	7%	(24)%	$0.94	$1.19	(21)%
Income (loss) from discontinued operations attributable to MTI	0.05	0.00	(0.14)	*	*	0.05	(0.16)	*
Net Income attributable to MTI common shareholders	$0.53	$0.45	$0.49	18%	8%	$0.99	$1.03	(4)%

Diluted:
Income from continuing operations attributable to MTI	$0.48	$0.45	$0.63	7%	(24)%	$0.93	$1.18	(21)%
income (loss) from discontinued operations attributable to MTI	0.05	0.00	(0.14)	*	*	0.05	(0.16)	*
Net Income attributable to MTI common shareholders	$0.53	$0.45	$0.49	18%	8%	$0.98	$1.02	(4)%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.10	$0.10

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended June 29, 2014, March 30, 2014 and June 30, 2013 consisted of 91 days, 89 days, and 91 days, respectively.  The six month periods ended June 29, 2014 and June 30, 2013 consisted of 180 days and 181 days, respectively.  As a result of the acquisition of AMCOL International on May 9, 2014, the financial results of the acquired business reflect 52 days.

2)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended June 29, 2014, March 30, 2014 and June 30, 2013 and the six month periods ended June 29, 2014 and June 30, 2013 and a reconciliation to reported earnings per share for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Six Months Ended
		June 29,	Mar. 30,	June 30,	June 29,	June 30,
		2014	2014	2013	2014	2013
	Income from continuing operations attributable to MTI	$16.7	$15.6	$22.1	$32.3	$41.6

	Special items:
	Acquisition related transaction and integration costs	7.3	5.1	0.0	12.4	0.0
	Premium on early extinguishment of debt	5.8	0.0	0.0	5.8	0.0
	Non-cash inventory step-up charges	5.6	0.0	0.0	5.6	0.0
	Restructuring and other charges	6.0	0.0	0.0	6.0	0.0
	Related tax effects on special items	(8.8)	(0.6)	0.0	(9.4)	0.0

	Income from continuing operations attributable to MTI, excluding special items	$32.6	$20.1	$22.1	$52.7	$41.6

	Diluted earnings per share, excluding special items	$0.94	$0.58	$0.63	$1.52	$1.18

3)
Free cash flow is defined as cash flow from continuing operations less capital expenditures.  The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended June 29, 2014, March 30, 2014  and June 30, 2013 and the six month periods ended June 29, 2014 and June 30, 2013 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Six Months Ended
	(millions of dollars)	June 29,	Mar. 30,	June 30,	June 29,	June 30,
		2014	2014	2013	2014	2013
	Cash flow from continuing operations	$92.4	$15.1	$33.9	$107.5	$59.9
	Capital expenditures	25.4	11.3	13.0	36.7	21.7
	Free cash flow	$67.0	$3.8	$20.9	$70.8	$38.2

4)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Six Months Ended
		June 29,	Mar. 30,	June 30,	June 29,	June 30,
		2014	2014	2013	2014	2013
	Interest income	$0.6	$0.7	$0.7	$1.3	$1.4
	Interest expense	(9.6)	(0.8)	(0.8)	(10.4)	(1.6)
	Premium on early extinguishment of debt	(5.8)	0.0	0.0	(5.8)	0.0
	Foreign exchange gains (losses)	0.1	0.1	(1.3)	0.2	(0.6)
	Other deductions	(0.3)	(0.3)	(0.1)	(0.6)	(0.5)
	Non-operating income (deductions), net	$(15.0)	$(0.3)	$(1.5)	$(15.3)	$(1.3)

	Amortization of deferred financing costs of $0.6M are included in interest expense.

5)	During the second quarter of 2013, the Company ceased operations at its Paper PCC merchant plant in Walsum, Germany and reclassified such operations as discontinued.
	The following table details selected financial information for the Walsum plant included within discontinued operations in the Consolidated Statements of Income:

	(millions of dollars)	Quarter Ended			Six Months Ended
		June 29,	Mar. 30,	June 30,	June 29,	June 30,
		2014	2014	2013	2014	2013
	Net Sales	$0.0	$0.0	$0.8	$0.0	$1.6

	Production Margin	0.0	0.0	(1.2)	0.0	(2.2)
	Total Expenses	0.0	0.0	0.2	0.0	0.3
	Facility closure costs accrual (reversal)	(2.4)	0.0	5.9	(2.4)	5.9

	Income (loss) from operations	$2.4	$0.0	$(7.3)	$2.4	$(8.4)
	Provision (benefit) for taxes on income	0.6	0.0	(2.4)	0.6	(2.7)

	Income (loss) from discontinued operations, net of tax	$1.8	$0.0	$(4.9)	$1.8	$(5.7)

	The Company reversed a facility closure accrual of $2.4 million to settle its contractual obligations at the Walsum, Germany site.

6)
The analyst conference call to discuss operating results for the second quarter is scheduled for Friday, August 8, 2014 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
SALES DATA	June 29,	Mar. 30,	June 30,			June 29,	June 30,
	2014	2014	2013	Prior Qtr	Prior Year	2014	2013	Prior Year

United States	$243.9	$134.4	$142.8	81%	71%	$378.3	$282.6	34%
International	177.2	110.0	114.0	61%	55%	287.2	224.8	28%
Net Sales	$421.1	$244.4	$256.8	72%	64%	$665.5	$507.4	31%

Paper PCC	$115.2	$112.8	$118.3	2%	(3)%	$227.9	$238.8	(5)%
Specialty PCC	17.9	16.3	17.3	10%	3%	34.2	34.2	0%
PCC Products	$133.1	$129.1	$135.6	3%	(2)%	$262.1	$273.0	(4)%

Talc	$14.4	$13.4	$13.0	7%	11%	$27.9	$25.4	10%
Ground Calcium Carbonate	20.4	17.2	19.7	19%	4%	37.5	36.9	2%
Processed Minerals Products	$34.8	$30.6	$32.7	14%	6%	$65.4	$62.3	5%

Specialty Minerals Segment	$167.9	159.7	168.3	5%	(0)%	327.5	335.3	(2)%

Refractory products	$68.5	$63.1	$67.2	9%	2%	$131.7	$129.6	2%
Metallurgical Products	23.1	21.6	21.3	7%	8%	44.7	42.5	5%
Refractories Segment	$91.6	$84.7	88.5	8%	4%	176.4	172.1	2%

Metalcasting	$39.4	$0.0	$0.0	*	*	$39.4	$0.0	*
Household, Personal Care & Specialty Products	23.4	0.0	0.0	*	*	23.4	0.0	*
Basic Minerals & Other Products	13.0	0.0	0.0	*	*	13.0	0.0	*
Performance Materials Segment	$75.8	$0.0	$0.0	*	*	$75.8	$0.0	*

Environmental products	$17.3	$0.0	$0.0	*	*	$17.3	$0.0	*
Building Materials & Other Products	19.9	0.0	0.0	*	*	19.9	0.0	*
Construction Technologies Segment	$37.2	$0.0	$0.0	*	*	$37.2	$0.0	*

Energy Services Segment	$48.6	$0.0	$0.0	*	*	$48.6	$0.0	*

Net Sales	$421.1	$244.4	$256.8	72%	64%	$665.5	$507.4	31%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	June 29,	Mar. 30,	June 30,			June 29,	June 30,
	2014	2014	2013	Prior Qtr	Prior Year	2014	2013	Prior Year

SEGMENT OPERATING INCOME DATA

Specialty Minerals Segment	$23.9	$21.5	$25.2	11%	(5)%	$45.4	$48.5	(6)%
% of Sales	14.2%	13.5%	15.0%			13.9%	14.5%
Refractories Segment	$10.1	$9.2	$8.5	10%	19%	$19.3	$15.4	25%
% of Sales	11.0%	10.9%	9.6%			10.9%	8.9%
Performance Materials Segment	4.3	0.0	0.0	*	*	4.3	0.0	*
% of Sales	5.7%					5.7%
Construction Technologies Segment	0.7	0.0	0.0	*	*	0.7	0.0	*
% of Sales	1.9%					1.9%
Energy Services Segment	5.9	0.0	0.0	*	*	5.9	0.0	*
% of Sales	12.1%					12.1%

Unallocated Corporate Expenses	$(1.8)	$(2.0)	$(1.3)	(10)%	38%	$(3.8)	$(3.3)	15%

Acquisition related transaction costs	$(7.3)	$(5.1)	$0.0	*	*	$(12.4)	$0.0	*

Consolidated	$35.8	$23.6	$32.4	52%	10%	$59.4	$60.6	(2)%
% of Sales	8.5%	9.7%	12.6%			8.9%	11.9%

SPECIAL ITEMS

Specialty Minerals Segment	$2.2	$0.0	$0.0	*	*	$2.2	$0.0	*

Refractories Segment	$0.6	$0.0	$0.0	*	*	$0.6	$0.0	*

Performance Materials Segment	$4.8	$0.0	$0.0	*	*	$4.8	$0.0	*

Construction Technologies Segment	$3.1	$0.0	$0.0	*	*	$3.1	$0.0	*

Energy Services Segment	$1.0	$0.0	$0.0	*	*	$1.0	$0.0	*

Acquisition related transaction costs	$7.3	$5.1	$0.0	43%	*	$12.4	$0.0	*

Consolidated	$19.0	$5.1	$0.0	*	*	$24.1	$0.0	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (acquisition related transaction costs set forth in the above table), for the quarterly periods ended June 29, 2014, March 30, 2014 and June 30, 2013, and the six month periods ended June 29, 2014 and June 30, 2013 constituting a reconciliation to GAAP operating income set forth above.  The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Six Months Ended		% Growth
SEGMENT OPERATING INCOME,	June 29,	Mar. 30,	June 30,			June 29,	June 30,
EXCLUDING SPECIAL ITEMS	2014	2014	2013	Prior Qtr.	Prior Year	2014	2013	Prior Year

Specialty Minerals Segment	$26.1	$21.5	$25.2	21%	4%	$47.6	$48.5	(2)%
% of Sales	15.5%	13.5%	15.0%			14.5%	14.5%
Refractories Segment	$10.7	$9.2	$8.5	16%	26%	$19.9	$15.4	29%
% of Sales	11.7%	10.9%	9.6%			11.3%	8.9%
Performance Materials Segment	9.1	0.0	0.0	*	*	9.1	0.0	*
% of Sales	12.0%					12.0%
Construction Technologies Segment	3.8	0.0	0.0	*	*	3.8	0.0	*
% of Sales	10.2%					10.2%
Energy Services Segment	6.9	0.0	0.0	*	*	6.9	0.0	*
% of Sales	14.2%					14.2%

Unallocated Corporate Expenses	$(1.8)	$(2.0)	$(1.3)	(10)%	38%	$(3.8)	$(3.3)	15%

Consolidated	$54.8	$28.7	$32.4	91%	69%	$83.5	$60.6	38%
% of Sales	13.0%	11.7%	12.6%			12.5%	11.9%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	(In Thousands of Dollars)
		June 29,	December 31,
		2014*	2013**

Current assets:
	Cash & cash equivalents	$191,181	$490,267
	Short-term investments	16,678	15,769
	Accounts receivable, net	461,114	204,449
	Inventories	243,511	89,169
	Prepaid expenses and other current assets	75,092	15,463
	Total current assets	987,576	815,117

	Property, plant and equipment	2,227,394	1,282,336
	Less accumulated depreciation	1,004,512	976,265
	Net property, plant & equipment	1,222,882	306,071

	Goodwill	769,347	64,432
	Intangible assets	219,664	2,968
	Other assets and deferred charges	100,677	28,959

	Total assets	$3,300,146	$1,217,547

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$4,680	$5,504
	Current maturities of long-term debt	23,800	8,200
	Accounts payable	204,225	94,855
	Other current liabilities	138,907	72,335
	Total current liabilities	371,612	180,894

	Long-term debt	1,529,117	75,000
	Deferred income taxes	317,156	0
	Other non-current liabilities	168,121	87,245
	Total liabilities	2,386,006	343,139

	Total MTI shareholders' equity	889,329	847,538
	Non-controlling Interest	24,811	26,870
	Total shareholders' equity	914,140	874,408

	Total liabilities and shareholders' equity	$3,300,146	$1,217,547

*	Unaudited
**	Condensed from audited financial statements.